                                                                    Exhibit 99.1

                                                 1700 South Patterson Boulevard
[LOGO]                                           Dayton, OH  45479

                                                 NEWS RELEASE

For media information:                           For investor information:

John Hourigan                                    Gregg Swearingen
NCR Corporation                                  NCR Corporation
(937) 445-2078                                   (937) 445-4700
john.hourigan@ncr.com                            gregg.swearingen@ncr.com

For Release on January 23, 2003

     NCR Reports 2002 Fourth-Quarter Earnings of $0.57 Per Share

..    Operating cash flow improved by $97 million versus the prior-year period

..    NCR records $551 million after-tax, non-cash, pension-related charge to
     Balance Sheet

..    Data Warehousing generates strong operating earnings on 8 percent revenue growth

..    Financial Self Service achieves operating margin of 16 percent

..    Retail Store Automation returns to revenue growth after six quarters of decline

..    Customer Services revenue declined 7 percent due to declines in third-party high-availability services and maintenance related to exited businesses

     DAYTON, Ohio - NCR Corporation (NYSE: NCR) today announced that revenue for the quarter ended December 31, 2002, was $1.58 billion, a decrease of 1 percent versus the prior-year period. When adjusted for foreign-currency fluctuations, revenue declined 4 percent.

     NCR reported fourth-quarter operating income of $76 million compared to reported operating income of $111 million in the fourth quarter of 2001. Included in the 2002 fourth-quarter results is $21 million of previously disclosed real-estate consolidation and restructuring and asset-impairment charges. Excluding these items, fourth-quarter operating income was $97 million. Included in the 2001 fourth-quarter results was $18 million of goodwill amortization and $2 million of acquisition-related integration charges. Excluding these items, operating income was $131 million in the fourth quarter of 2001.

     Interest and other expense in the fourth quarter of 2002 was $25 million, versus $4 million in the year-ago quarter. Interest and other expense for the period included $22 million of previously disclosed real-estate consolidation and restructuring and asset-impairment charges.

                                     -more-

                                       -2

     Net income for the fourth quarter was $57 million, or $0.57 per diluted share. In the fourth quarter of last year, NCR reported net income of $71 million, or $0.72 per diluted share. In addition to $29 million of after-tax real-estate consolidation and restructuring and asset-impairment charges, a $20 million tax benefit was recognized in the quarter due to a lower annual effective tax rate. Included in net income for the fourth quarter of 2001 was $16 million of goodwill amortization and $1 million of acquisition-related integration charges, net of tax.

     The weighted average number of shares outstanding on a fully diluted basis decreased to 98.8 million in the fourth quarter of 2002 from 99.1 million in the prior-year period.

Reconciliation to GAAP [1] Measure

(in millions)                                               Q4 2002     Q4 2001
                                                            -------     -------
Net Income (reflects non-GAAP measures [2])                 $    66     $    88
    Real Estate Consolidation and Restructuring                 (17)          -
    Asset Impairment                                            (12)          -
    Normalization of Lower Annual Effective Tax Rate             20           -
    Goodwill Amortization                                         -         (16)
    Acquisition-Related Integration                               -          (1)
                                                            -------     -------
Net Income (GAAP measure)                                   $    57     $    71

    [1] Generally Accepted Accounting Principles
    [2] See section titled "Description of Non-GAAP Measures" later in this earnings release

     "2002 was a difficult year on many fronts. Hardest hit were NCR's Retail Store Automation and Customer Services business segments. Despite continued challenges in Europe, Financial Self Service ended the year with a solid performance and, based on our preliminary data, gained product market share. Teradata Data Warehousing gained share and improved profitability at a remarkable rate," said Lars Nyberg, chairman and chief executive officer of NCR.

     "As we move forward, we are convinced we have opportunities to structurally improve the profitability of the company. Since our change in management structure in September, we have made significant strides to reduce product costs, energize our sales force and fundamentally change our processes and support structure to drive improved efficiency and expense reduction. Additionally, we are especially pleased to see that our focus on cash flow has resulted in more than $200 million of free-cash-flow improvement over the past eight quarters," said Nyberg.

                                     -more-

Operating Segment Results

     All operating-income and operating-margin figures included in the following operating-segment results reflect NCR's new segment reporting format. These results are shown using non-GAAP measures that are reconciled to the reported GAAP measures on Schedule B. For further information regarding the non-GAAP measures, please see section titled "Description of Non-GAAP Measures" found later in this earnings release.

                            Data Warehousing Segment

     NCR's Data Warehousing business provides the market-leading Teradata(R) data warehousing database software, hardware platform and related services that enable companies to gain a competitive advantage by more quickly and efficiently analyzing customer behavior and other business information and then delivering that business intelligence to the company's decision-makers. This segment reported 2002 fourth-quarter revenues of $341 million, up $24 million or 8 percent from the fourth quarter of 2001. The increase is attributable to the continued appeal of Teradata data-warehousing technology and return-on-investment advantages. Operating income for the quarter increased more than 160 percent from the fourth quarter of 2001 to $34 million, reflecting higher revenues as well as cost and expense improvements. This achievement illustrates the Teradata solution's strong and improving competitive position, as well as the operating leverage inherent in its financial model. Looking ahead, the company expects revenues to grow 0 to 5 percent in 2003, driven by the Teradata business's ability to grow market share in what is expected to be a constrained information technology capital-spending environment. In the first quarter of 2003, revenue for Teradata data warehousing is expected to be down 10 percent versus a strong first quarter of 2002.

                         Financial Self Service Segment

     NCR's Financial Self Service segment provides automated teller machines
(ATMs) and the APTRATM operating system software to banks, credit unions and retailers. Our market-leading value proposition is based on our high-quality ATM product family with a broad array of functionality, our leadership position in multivendor software, and our best-in-class project-management services, all delivered at an attractive cost of ownership. This business generated revenue in the fourth quarter of $346 million, up 1 percent from the comparable period in 2001. The increase in revenue is primarily due to growth in the Americas and Asia-Pacific regions offsetting economic weakness and competitive pressures in the European marketplace. 2002 fourth-quarter operating income of $56 million represents a 16 percent operating margin. 2003

                                     -more-
revenues in the Financial Self Service segment are anticipated to be flat compared to 2002, as softness in the European market is expected to continue to offset growth in other regions. Revenues for Financial Self Service are anticipated to be up 5-10 percent in the first quarter of 2003.

                         Retail Store Automation Segment

     NCR's Retail Store Automation business provides store-automation technologies such as point-of-sale terminals, bar-code scanners and software as well as innovative self-checkout systems and electronic shelf labels to retailers. Our retail solutions are industry-tested and have proven their business value in the most extreme of retail environments including high-volume general merchandisers and fast-food counters and kitchens. In the fourth quarter of 2002, this business recorded revenue of $233 million, up 3 percent from the fourth quarter of 2001. The Retail Store Automation segment saw an operating loss of $1 million, down from operating income of $11 million in the fourth quarter of 2001. Operating margin declined largely due to competitive pressures and increased costs associated with our supply chain. 2003 revenue is expected to be up 10-15 percent from 2002, driven by 2002 order activity that will offset continued weakness in the retail marketplace. In the first quarter of 2003, Retail Store Automation revenue is expected to be up 20-25 percent versus the first quarter of 2002 due to strong order backlog.

                               Systemedia Segment

     NCR's Systemedia business provides world-class business consumables and products for NCR and third-party solutions. These include ink-jet and laser printer supplies, thermal transfer ribbons, labels, paper rolls, ink ribbons, laser documents, business forms and retail office products. In the fourth quarter of 2002, this business recorded revenue of $144 million, up 4 percent as compared to the fourth quarter of 2001. The Systemedia segment achieved operating income of $3 million, up from an operating loss of $1 million in the fourth quarter of 2001. This improvement was largely due to cost reductions in manufacturing and supply-line management. 2003 revenue is expected to be flat compared to 2002, driven by growth in sales of retail office products and increasing the capture rate of NCR's solution customers offset by declines in traditional paper products. Revenue in the first quarter is anticipated to be roughly flat as compared to the first quarter of 2002.

                                     -more-

                           Payment and Imaging Segment

     NCR's Payment and Imaging business provides end-to-end solutions for both traditional paper-based and image-based item processing. NCR's imaging solutions utilize advanced image recognition and workflow technologies to automate item processing, helping financial industry businesses increase efficiency and reduce operating costs. In the fourth quarter of 2002, this operating segment generated revenue of $41 million, down $11 million compared to the fourth quarter of 2001, which included $8 million of revenue related to an item-processing outsourcing business that was sold in the fourth quarter of 2001. As a result of lower revenue, operating income declined to $5 million, down from $9 million in the fourth quarter of 2001. Payment & Imaging revenue in 2003 is expected to be flat compared to 2002 levels. Due to the timing of multiple major customer rollouts both in 2002 and 2003, NCR expects revenue gains later in the year to offset the anticipated 25 percent year-over-year revenue decline in the first quarter of 2003.

                            Customer Services Segment

     NCR's Customer Services division provides hardware and software maintenance services around the world for NCR's Financial Self Service, Retail Store Automation and Payment and Imaging customers as well as for third-party technology providers. 2002 fourth-quarter revenues for this segment were $465 million, down 7 percent from the fourth quarter in 2001. Revenue gains in service maintenance related to NCR's Financial Self Service, Retail Store Automation and Payment and Imaging businesses were offset by declines in maintenance revenue related to businesses the company exited in the mid- to late-1990's. Maintenance revenues from exited businesses declined more than $100 million in 2002. Operating income declined from $41 million to $13 million due to adverse mix shifts, pricing pressure and lower volume in this high-fixed-cost business. Customer Service revenue is expected to be down 5 percent in 2003 and down 0-5 percent in the first quarter as the growth in Financial Self Service and Retail Store Automation maintenance revenues are expected to be offset by the continued decline of maintenance revenues related to exited businesses. In 2003, NCR expects maintenance revenues from exited businesses to decline approximately $50 million from 2002. By the end of 2004, customers who purchased hardware related to these exited businesses will have largely completed the migration to newer technologies and will therefore no longer contract with NCR for maintenance of this hardware.

                                     -more-

Balance Sheet

     NCR ended the fourth quarter with $526 million in cash and short-term investments, up from $461 million on September 30, 2002. As of December 31, 2002, NCR had short- and long-term debt of $311 million, down from $328 million on September 30, 2002.

     As previously disclosed, NCR recorded a $841 million pre-tax non-cash charge to retained earnings on its Balance Sheet for additional minimum liabilities associated with the company's pension plans. This charge, which was $551 million on an after-tax basis, did not have any effect on NCR's fourth-quarter earnings, nor is it expected to affect the company's 2003-2004 cash flow, debt covenants or otherwise impact the business operations of the company.

Cash-Flow Improvement

     NCR generated $144 million of cash flow from operations in the fourth quarter of 2002, versus $47 million of operating cash flow in the same period in 2001. After approximately $60 million of capital expenditures in both periods, NCR's free cash flow, defined as operating cash flow less capital expenditures for property, plant and equipment, re-workable service parts and capitalized software, was $84 million in the fourth quarter of 2002 as compared to $12 million of cash used in the year-ago period. For the full year, NCR improved its free cash flow by approximately $167 million due to active management of working capital and capital expenditures. NCR feels that free cash flow is an important measure as it relates the operating cash flow of the company to the capital that is being spent to continue, and improve, the business operations of the company.

     NCR expects to generate positive free cash flow in 2003 of approximately $50-$100 million, compared to the $12 million of net cash used in 2002 after capital expenditures.

                                     -more-

2003 Outlook

                                                     2003             2003
Year-over-year revenue growth:                   First Quarter      Full Year
                                                 -------------      ---------
     Total NCR                                       Flat              Flat
       Data Warehousing                             (10)%              0-5%
       Financial Self Service                       5-10%              Flat
       Retail Store Automation                      20-25%            10-15%
       Systemedia                                    Flat              Flat
       Payment & Imaging                            (25)%              Flat
       Customer Services                            (0-5)%             (5)%
       Other                                       (20-25)%          (20-25)%

     NCR expects to report 2003 first-quarter earnings per share of $(0.45)-$(0.50).

Lower Annual Effective Tax Rate

     NCR's annual effective tax rate typically includes a certain amount of tax benefit related to tax planning and the use of foreign tax credits. For 2002, the amount of such benefit as compared to the amount of income before taxes was larger than previously estimated relating primarily to actions taken in the fourth quarter. This resulted in a 14 percent effective tax rate for the year, lower than previously expected. For 2003, NCR expects a 28 percent annual effective tax rate.

Description of Non-GAAP Measures

     NCR believes the non-GAAP financial information provided in this release is useful to investors because it includes the same meaningful information that is used by NCR management to assess the financial performance of the company and its operating segments. Non-GAAP financial information may be disclosed to reflect management decisions that are made for the long-term benefit of the company overall, but which may have a disproportional impact, either positively or negatively, within the reporting period. For example, in the fourth quarter of 2002, NCR excluded the impact of real-estate consolidation and restructuring charges from the non-GAAP measures because these charges reflect a long-term decision by management that disproportionately impacted reported results for the quarter. Non-GAAP measures may also exclude events that are not expected to recur and therefore do not reflect ongoing operational performance within the period. For example, asset-impairment charges were separately identified because they do not reflect the operating performance of the company for the fourth

                                     -more-
quarter of 2002. Schedule B, which is attached to this release, details the impact of significant items included in NCR's results as reported according to GAAP.

     In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" (SFAS 142), NCR discontinued amortization of goodwill as of January 1, 2002.

2002 Fourth-Quarter Earnings Conference Call

     NCR Chairman and Chief Executive Officer Lars Nyberg, President and Chief Operating Officer Mark Hurd and Senior Vice President and Chief Financial Officer Earl Shanks will discuss the company's fourth-quarter results during a conference call today at 10:00 a.m. (ET). Live access to the conference call, as well as a replay, is available from NCR's Web site at http://investor.ncr.com/.

About NCR Corporation

     NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR's ATMs, retail systems, Teradata data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 30,100 people worldwide.

                                      # # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries. APTRA and Relationship Technology are either registered trademarks or trademarks of NCR Corporation in the United States and/or other countries.

Note to Investors

     This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts' earnings estimates among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR's actual results to differ materially.

     In addition to the factors discussed in this release, other risks and uncertainties include: the duration and intensity of the economic recession and its impact on the markets in general or

                                     -more-
on our ability to meet our commitments to customers, the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point of service solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings such as Retail Store Automation and Financial Self Service solutions; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business plan; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; and continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company's Securities and Exchange Commission reports and the company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                      Schedule A
                                  [LOGO OF NCR]

                                 NCR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in millions, except per share amounts)

                                                              For the Periods Ended December 31
                                                          ------------------------------------------
                                                              Three Months          Twelve Months
                                                          --------------------  --------------------
                                                            2002        2001      2002        2001
                                                          --------    --------  --------    --------
Revenue
  Products                                                $   854     $   850   $ 2,885     $ 3,048
  Services                                                    727         750     2,700       2,869
                                                          --------    --------  --------    --------
Total revenue                                               1,581       1,600     5,585       5,917

Cost of products                                              572         523     1,883       1,947
Cost of services                                              569         564     2,115       2,176
                                                          --------    --------  --------    --------
Total gross margin                                            440         513     1,587       1,794
  % of Revenue                                               27.8%       32.1%     28.4%       30.3%

Selling, general and administrative expenses                  305         330     1,166       1,315
Research and development expenses                              59          72       232         293
                                                          --------    --------  --------    --------
Income from operations                                         76         111       189         186
  % of Revenue                                                4.8%        6.9%      3.4%        3.1%

Interest and other expense, net                                25           4        58          62
                                                          --------    --------  --------    --------
Income before income taxes and cumulative effect of
  accounting change                                            51         107       131         124
  % of Revenue                                                3.2%        6.7%      2.3%        2.1%

Income tax (benefit) expense                                   (6)         36         3         (97)
                                                          --------    --------  --------    --------
Income before cumulative effect of accounting change           57          71       128         221
Cumulative effect of accounting change, net of tax              -           -      (348)         (4)
                                                          --------    --------  --------    --------
Net income (loss)                                         $    57     $    71   $  (220)    $   217
  % of Revenue                                                3.6%        4.4%     (3.9%)       3.7%
                                                          ========    ========  ========    ========
Net income (loss) per common share
  Basic before cumulative effect of accounting change     $  0.58     $  0.73   $  1.30     $  2.29
  Cumulative effect of accounting change                        -           -     (3.55)      (0.04)
                                                          --------    --------  --------    --------
  Basic                                                   $  0.58     $  0.73   $ (2.25)    $  2.25
                                                          ========    ========  ========    ========

  Diluted before cumulative effect of accounting change   $  0.57     $  0.72   $  1.27     $  2.22
  Cumulative effect of accounting change                        -           -     (3.48)      (0.04)
                                                          --------    --------  --------    --------
  Diluted                                                 $  0.57     $  0.72   $ (2.21)    $  2.18
                                                          ========    ========  ========    ========

Weighted average common shares outstanding
  Basic                                                      97.3        97.0      97.9        96.7
  Diluted                                                    98.8        99.1      99.9        99.6

2002 - Net income for both the fourth quarter and twelve-month periods includes real-estate consolidation and restructuring charges of $25 million and asset- impairment charges of $18 million. In addition to real-estate consolidation and restructuring and asset-impairment charges, twelve-month results include a charge for a Lucent indemnification provision of $9 million and the after-tax, cumulative effect of adopting SFAS 142 "Goodwill and Other Intangible Assets" of $348 million.

2001 - Reported twelve-month results include the effect of goodwill amortization of $74 million ($18 million in Q4); excluding the effect of goodwill amortization, operating income, net income and earnings per diluted share would have been $253 million ($129 million in Q4), $291 million ($89 million in Q4) and $2.92 ($0.90 in Q4), respectively. Significant items represent the before-tax provision for loans and receivables with Credit Card Center ($40 million) and integration charges related to acquisitions of $9 million ($2 million in Q4); the tax benefit from the resolution of international income tax issues of $138 million; the after-tax, cumulative effect of adopting SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" of $4 million; and a charge for long-term liabilities associated with environmental matters of $40 million.

                                                                      Schedule B

                                   [LOGO] NCR
                                 NCR CORPORATION
               IMPACT OF SIGNIFICANT ITEMS & GOODWILL AMORTIZATION
                     (in millions, except per share amounts)


                                                                              For the Periods Ended December 31
                                                                       ----------------------------------------------
                                                                           Three Months              Twelve Months
                                                                       --------------------       -------------------
                                                                         2002         2001          2002        2001
                                                                       -------      -------       -------     -------
Revenue                                                                $ 1,581      $ 1,600       $ 5,585     $ 5,917

Gross margin - non-GAAP                                                    452          514         1,599       1,800
  % of Revenue                                                            28.6%        32.1%         28.6%       30.4%
  Real estate consolidation and restructuring charges                       (8)           -            (8)          -
  Asset impairment                                                          (4)           -            (4)          -
  Integration charges                                                        -           (1)            -          (6)
                                                                       -------      -------       -------     -------
Reported gross margin - GAAP                                               440          513         1,587       1,794
  % of Revenue                                                            27.8%        32.1%         28.4%       30.3%

Expenses - non-GAAP                                                        355          383         1,389       1,499
  % of Revenue                                                            22.5%        23.9%         24.9%       25.3%
  Real estate consolidation and restructuring charges                        9            -             9           -
  Goodwill amortization                                                      -           18             -          67
  Integration charges                                                        -            1             -           3
  Provision for loans and receivables (CCC)                                  -            -             -          39
                                                                       -------      -------       -------     -------
Reported expenses - GAAP                                                   364          402         1,398       1,608
  % of Revenue                                                            23.0%        25.1%         25.0%       27.2%

Income from operations - non-GAAP                                           97          131           210         301
  Real estate consolidation and restructuring charges                      (17)           -           (17)          -
  Asset impairment                                                          (4)           -            (4)          -
  Goodwill amortization                                                      -          (18)            -         (67)
  Integration charges                                                        -           (2)            -          (9)
  Provision for loans and receivables (CCC)                                  -            -             -         (39)
                                                                       -------      -------       -------     -------
Reported income from operations - GAAP                                      76          111           189         186

Other expense, net - non-GAAP                                                3            4            27          14
  Real estate consolidation and restructuring charges                        8            -             8           -
  Asset impairment                                                          14            -            14           -
  Environmental and legal charges                                            -            -             9          40
  Goodwill amortization                                                      -            -             -           7
  Provision for loans and receivables (CCC)                                  -            -             -           1
                                                                       -------      -------       -------     -------
Reported other expense - GAAP                                               25            4            58          62

Income before income taxes - non-GAAP                                       94          127           183         287
Other expenses and goodwill amortization                                   (43)         (20)          (52)       (163)
                                                                       -------      -------       -------     -------
Reported income before income taxes and cumulative

  effect of accounting change - GAAP                                        51          107           131         124

Income taxes - non-GAAP                                                     28           39            55          79
Income taxes - other expenses and goodwill amortization                    (34)          (3)          (52)       (176)
                                                                       -------      -------       -------     -------
Reported income tax (benefit) expense - GAAP                                (6)          36             3         (97)

Cumulative effect of accounting change, net of tax                           -            -          (348)         (4)

Net income - non-GAAP                                                       66           88           128         208
Other expenses, goodwill amortization and cumulative
   effect of accounting change                                              (9)         (17)         (348)          9
                                                                       -------      -------       -------     -------
Reported net income (loss) - GAAP                                      $    57      $    71       $  (220)    $   217
                                                                       =======      =======       =======     =======
Reported net income (loss) per diluted share                           $  0.57      $  0.72       $ (2.21)    $  2.18

2002 - Net income for both the fourth quarter and twelve-month periods includes real-estate consolidation and restructuring charges of $25 million and asset- impairment charges of $18 million. In addition to real-estate consolidation and restructuring and asset-impairment charges, twelve-month results include a charge for a Lucent indemnification provision of $9 million and the after-tax, cumulative effect of adopting SFAS 142 "Goodwill and Other Intangible Assets" of $348 million.

2001 - Reported twelve-month results include the effect of goodwill amortization of $74 million ($18 million in Q4); excluding the effect of goodwill amortization, operating income, net income and earnings per diluted share would have been $253 million ($129 million in Q4), $291 million ($89 million in Q4) and $2.92 ($0.90 in Q4), respectively. Significant items represent the before-tax provision for loans and receivables with Credit Card Center (CCC) ($40 million) and integration charges related to acquisitions $9 million ($2 million in Q4); the tax benefit from the resolution of international income tax issues of $138 million; the after-tax, cumulative effect of adopting SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" of $4 million; and a charge for long-term liabilities associated with environmental matters of $40 million.

                                                                      Schedule C

                                 [LOGO OF NCR]

                                 NCR CORPORATION
            CONSOLIDATED REVENUE SUMMARY and OPERATING INCOME SUMMARY
                                  (in millions)

                                                                               For the Periods Ended December 31
                                                                -------------------------------------------------------------
                                                                        Three Months                     Twelve Months
                                                                ----------------------------     ----------------------------
                                                                                         %                                %
                                                                  2002       2001     Change       2002       2001     Change
                                                                --------   --------              --------   --------
Revenue

Data Warehousing segment
    Data Warehousing solution                                       283        266         6%      1,002        957       5%
    Data Warehousing Customer Service Maintenance                    58         51        14%        224        192      17%
                                                                --------   --------              --------   --------
Total Data Warehousing segment                                      341        317         8%      1,226      1,149       7%


Financial Self Service segment                                      346        343         1%      1,095      1,114      (2%)

Retail Store Automation segment                                     233        227         3%        714        834     (14%)

Systemedia segment                                                  144        138         4%        518        503       3%

Payment and Imaging segment                                          41         52       (21%)       152        186     (18%)

Customer Services segment
  Products                                                            -          1      (100%)         2          2       -
  Professional and installation-related services                     71         88       (19%)       218        318     (31%)
  Customer Service Maintenance:
    Financial Self Service                                          138        125        10%        516        501       3%
    Retail Store Automation                                         117        111         5%        462        438       5%
    Payment and Imaging                                              28         26         8%        107        115      (7%)
    Other                                                           111        147       (24%)       486        594     (18%)
                                                                --------   --------              --------   --------
Total Customer Services segment                                     465        498        (7%)     1,791      1,968      (9%)

Other segment                                                        74         97       (24%)       287        404     (29%)

Elimination of installation-related services included in both
  the Customer Services segment and the Other segment               (63)       (72)      (13%)      (198)      (241)    (18%)
                                                                --------   --------              --------   --------
Total Revenue                                                   $ 1,581    $ 1,600        (1%)   $ 5,585    $ 5,917      (6%)
                                                                ========   ========              ========   ========

Operating Income

  Data Warehousing segment                                      $    34    $    13               $   112    $   (53)
  Financial Self Service segment                                     56         65                   115        168
  Retail Store Automation segment                                    (1)        11                   (57)        10
  Systemedia segment                                                  3         (1)                    6          1
  Payment and Imaging segment                                         5          9                    19         17
  Customer Services segment                                          13         41                    37        170
  Other segment                                                     (11)       (13)                  (46)       (58)

  Pension income                                                     16         30                    74        124

Elimination of installation-related services operating
   income included in both the Customer Services segment
   and the Other segment                                            (18)       (24)                  (50)       (78)
                                                                --------   --------              --------   --------
Income from operations excluding goodwill
  amortization and reconciling items                                 97        131                   210        301

Goodwill amortization in income from operations                       -        (18)                    -        (67)
Reconciling items                                                   (21)        (2)                  (21)       (48)
                                                                --------   --------              --------   --------
Total Income from operations                                    $    76    $   111               $   189    $   186
                                                                ========   ========              ========   ========

2002 - Operating income for both the fourth quarter and twelve-month periods includes real-estate consolidation and restructuring and asset-impairment charges of $21 million. By segment, the impact on operating income (operating income in accordance with generally accepted accounting principles - GAAP) was $7 million in Data Warehousing, $3 million in Financial Self Service, $1 million in Retail Store Automation and $10 million in Customer Services.

2001 - Fourth-quarter operating income includes $2 million in acquisition-related charges (4Front), impacting the Other segment. Reported twelve-month operating income includes $39 million in provisions for loans and receivables and $9 million in acquisition-related charges. By segment, the impact on GAAP operating income was $39 million in Financial Self Service, $8 million in Other and $1 million in Systemedia.

                                                                      Schedule D

                                   [LOGO] NCR
                                 NCR CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                               December 31   September 30   December 31
                                                                  2002           2002          2001
                                                               -----------   ------------   -----------
Assets

  Current assets
     Cash, cash equivalents and short-term investments         $       526   $        461   $       336
     Accounts receivable, net                                        1,204          1,196         1,126
     Inventories                                                       263            311           280
     Other current assets                                              193            194           221
                                                               -----------   ------------   -----------
  Total current assets                                               2,186          2,162         1,963

  Property, plant and equipment, net                                   792            822           853
  Other assets                                                       1,694          1,851         2,039
                                                               -----------   ------------   -----------
Total assets                                                   $     4,672   $      4,835   $     4,855
                                                               ===========   ============   ===========

Liabilities and Stockholders' Equity

  Current liabilities
     Short-term borrowings                                     $         5   $         22   $       138
      Accounts payable                                                 364            367           362
      Other current liabilities                                      1,048          1,055         1,018
                                                               -----------   ------------   -----------
Total current liabilities                                            1,417          1,444         1,518

  Long-term debt                                                       306            306            10
  Other long-term liabilities                                        1,624          1,311         1,300
                                                               -----------   ------------   -----------
Total liabilities                                                    3,347          3,061         2,828

Total stockholders' equity                                           1,325          1,774         2,027
                                                               -----------   ------------   -----------
Total liabilities and stockholders' equity                     $     4,672   $      4,835   $     4,855
                                                               ===========   ============   ===========

                                                                      Schedule E

                                   [LOGO] NCR

                                 NCR CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                               For the Periods Ended December 31
                                                               ---------------------------------
                                                              Three Months          Twelve Months
                                                              ------------          -------------
                                                            2002       2001         2002         2001
                                                            ----       ----         ----         ----
Operating Activities

  Net income (loss)                                         $ 57       $ 71        $ (220)      $ 217
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities
     Depreciation and amortization                            83        106           328         423
     Deferred income taxes                                   (30)        14           (27)         11
     Income tax adjustment                                     -          -             -        (138)
     Goodwill impairment                                       -          -           348           -
     Other adjustments to income (loss), net                  32        (15)           50         (23)
     Changes in assets and liabilities
       Receivables                                            (8)       (79)          (90)        212
       Inventories                                            49         31            18           8
       Current payables                                       (3)        15           (12)       (146)
       Customer deposits and deferred service revenue        (18)       (21)           21         (25)
       Employee severance and pension                        (41)       (51)         (155)       (263)
       Other assets and liabilities                           23        (24)          (14)       (130)
                                                           -----      -----        ------       -----
Net cash provided by operating activities                    144         47           247         146

Investing Activities
  Short-term investments, net                                  -         18             1           9
  Net expenditures and proceeds for service parts            (29)       (15)         (113)       (117)
  Expenditures for property, plant and equipment             (15)       (28)          (81)       (141)
  Proceeds from sales of property, plant and
     equipment                                                10         14            23          40
  Business acquisitions, investments and divestitures          -         41             -          38
  Expenditures for capitalized software                      (16)       (16)          (65)        (67)
  Other investing activities                                  (1)        (1)           15           5
                                                           -----      -----        ------       -----
Net cash (used in) provided by investing activities          (51)        13          (220)       (233)

Financing Activities
  Purchase of Company common stock                           (19)       (10)          (66)        (60)
  Short-term borrowings, net                                 (17)         3          (133)         42
  Long-term debt, net                                          -         (1)          296          (1)
  Other financing activities                                   6         22            54         106
                                                           -----      -----        ------       -----
Net cash (used in) provided by financing activities          (30)        14           151          87

Effect of exchange rate changes on cash and cash
  equivalents                                                  2         (4)           13         (12)
                                                           -----      -----        ------       -----
Increase (decrease) in cash and cash equivalents              65         70           191         (12)
Cash and cash equivalents at beginning of period             461        265           335         347
                                                           -----      -----        ------       -----
Cash and cash equivalents at end of period                 $ 526      $ 335        $  526       $ 335
                                                           =====      =====        ======       =====